As Filed with the Securities and Exchange Commission on September 1, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
Panera Bread Company
(Exact name of registrant as specified in its charter)

Delaware	04-2723701
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
6710 Clayton Road
St. Louis, Missouri 63117
(Address, including zip code, of registrant’s principal executive offices)
Panera Bread Company
2001 Employee, Director and Consultant Stock Option Plan
(Full title of the Plan)
Patricia A. Gray, Esq.
Senior Vice President and Chief Legal Officer
Panera Bread Company
63 Kendrick Street
Needham, MA 02494
(314) 256-5414
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of all correspondence to:
R. Randall Wang, Esq.
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Tel (314) 259-2000, Fax (314) 259-2020
CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum		Amount of
of Securities to be	to be	Offering Price	Aggregate		Registration
Registered	Registered	Per Unit	Offering Price		Fee
Class A Common Stock, $0.0001 par value, and associated preferred stock purchase rights (1)	1,000,000 shares (2)	(3)	$56,580,000	(4)	$6,660

(1)	Each share of common stock also represents one half of a preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional fee.

(2)	This Registration Statement also covers such additional shares of Class A Common Stock as may be issuable pursuant to anti-dilution provisions. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the Panera Bread Company 2001 Employee, Director and Consultant Stock Option Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

(3)	Omitted pursuant to Rule 457(o) under the Securities Act of 1933.

(4)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share represents the average of the high and low prices of the Class A Common Stock as reported in the Nasdaq National Market on August 29, 2005.

EXPLANATORY NOTE
This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the same stock option plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by Panera Bread Company (the “Company”) with respect to the 2001 Employee, Director and Consultant Stock Option Plan, as amended (the “2001 Stock Option Plan”) on June 29, 2001 (Registration No. 333- 64222) are incorporated by reference in this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with the instructional Note to Part I of Form S-8, as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Class A Common Stock pursuant to the 2001 Stock Option Plan. The information required by Part I is included in documents sent or given to the participants pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which we have filed with the Commission under file number 000-19253 are incorporated by reference into this Registration Statement:
•	Our Annual Report on Form 10-K for the year ended December 25, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 19, 2005 and July 12, 2005;

•	Our Current Report on Form 8-K/A filed on December 30, 2004 and our Current Reports on Form 8-K dated February 3, 2005 (filed February 3, 2005), dated March 3, 2005 (filed March 3, 2005); dated March 4, 2005 (filed March 10, 2005), dated March 4, 2005 (filed March 10, 2005), dated April 5, 2005 (filed April 5, 2005), dated April 12, 2005 (filed April 18, 2005), dated May 3, 2005 (filed May 3, 2005), dated June 2, 2005 (filed June 7, 2005) and dated September 1, 2005 (filed September 1, 2005)(other than the portions of those reports set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission);

•	The description of our Class A Common Stock contained in our registration statement on Form 8-A dated April 30, 1991 (filed May 2, 1991), as amended on Form 8-A/A dated September 1, 2005, including any amendment or report filed for the purpose of updating such description; and

•	The description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 1, 1996, as amended on Form 8-A/A dated January 29, 1999 (filed on February 2, 1999), including any amendment or report filed for the purpose of updating such description.
     In addition, all documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for those documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained in later-dated documents supplements, modifies or supersedes statements contained in earlier-dated documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against the person or incurred by the person in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.
     Our Certificate of Incorporation, as amended, provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware and any other applicable law. Such indemnification includes the right to payment of expenses incurred in connection with any action, suit or proceeding in advance of its prior disposition, provided that the indemnified person undertakes to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified. Our Certificate of Incorporation, as amended, provides that we may purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his or her capacity as such. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, employees or agents of the Company pursuant to our Certificate of Incorporation, as amended, and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     As permitted by the General Corporation Law of the State of Delaware, our Certificate of Incorporation, as amended, provides that directors of the Company shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.
     We currently have a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit index.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Needham, Massachusetts on September 1, 2005.

PANERA BREAD COMPANY
By:	/s/ Ronald M. Shaich
Name:	Ronald M. Shaich
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald M. Shaich, Neal J. Yanofsky, Patricia A. Gray and Mark E. Hood, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and to execute in his or her name, place and stead (individually and in any capacity stated below) any and all amendments to this Registration Statement (including post-effective amendments), and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and all documents and instruments necessary or advisable in connection therewith, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental regulatory authority), each of said attorneys-in-fact and agents to have power to act with or without the others and to have full power and authority to do and to perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ronald M. Shaich (Ronald M. Shaich	Chairman and Chief Executive Officer (Principal Executive Officer)	September 1, 2005
/s/ Domenic Colasacco (Domenic Colasacco)	Director	September 1, 2005
/s/ Fred K. Foulkes (Fred K. Foulkes)	Director	September 1, 2005
/s/ Larry J. Franklin (Larry J. Franklin)	Director	September 1, 2005

Signature	Title	Date
/s/ Thomas E. Lynch (Thomas E. Lynch)	Director	September 1, 2005
/s/ Neal J. Yanofsky (Neal J. Yanofsky)	Executive Vice President and Chief Administrative Officer	September 1, 2005
/s/ Mark E. Hood (Mark E. Hood)	Senior Vice President and Chief Financial Officer	September 1, 2005
/s/ Richard R. Isaak (Richard R. Isaak)	Vice President, Controller and Chief Accounting Officer	September 1, 2005

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Certificate of Incorporation of Registrant, as amended through June 7, 2002. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 13, 2002.

3.2	Bylaws of Registrant, as amended through March 5, 2004. Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 27, 2003.

4.1	Form of Rights Agreement, dated as of October 21, 1996, between the Registrant, formally known as Au Bon Pain Co., Inc., and EquiServe Trust Company, N.A., as successor to State Street Bank & Trust Company, which includes the form of Certificate of Designation of Series A Junior Participating Class B Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights Plan as Exhibit C. Incorporated by reference to Exhibit 2.2 to the Company’s Form 8-A Registration Statement filed with the Commission on November 1, 1996. (File No. 000-19253).

4.2	Amendment of Rights Agreement, dated as of January 15, 1999, between the Registrant, formally known as Au Bon Pain Co., Inc., and EquiServe Trust Company, N.A., as successor to State Street Bank & Trust Company. Incorporated by reference to Exhibit 2.2 to the Company’s Form 8-A/A Registration Statement filed with the Commission on February 2, 1999. (File No. 000-19253).

5	Opinion of Bryan Cave LLP.

10.1	Panera Bread Company 2001 Employee, Director and Consultant Stock Option Plan. Incorporated by reference to Appendix A to the Company’s Proxy Statement dated April 21, 2005 filed on Schedule 14A with the Commission on April 21, 2005.

10.1.1	Form of Nonqualified Stock Option Agreement.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included with Exhibit 5).

24.1	Power of Attorney (included on the signature page).